Exhibit 23.3

CONSENT OF

ENCLAVE

CAPITAL LLC

March 22, 2024

Board of Directors

Global Partner Acquisition Corp II

200 Park Avenue 32nd Floor

New York, New York 10166

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated November 20, 2023, to the Board of Directors of Global Partner Acquisition Corp II (“GPAC II”) as Annex J to, and to the references thereto under the headings “QUESTIONS AND ANSWERS ABOUT THE PROPOSALS”, “Summary — GPAC II’s Board of Directors’ Reasons for the Approval of the Business Combination”, “Recommendation to GPAC II Shareholders”, “Background of the Business Combination”, “GPAC II’s Board of Directors’ Reasons for the Approval of the Business Combination” and “Proposal No. 1: The Business Combination Proposal — Fairness Opinion of Enclave” in, the proxy statement/prospectus relating to the proposed business combination involving GPAC II and Stardust Power Inc., which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of GPAC II (the “Registration Statement”).

The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any amendments or supplements thereto, and our opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ ENCLAVE CAPITAL LLC

ENCLAVE CAPITAL LLC